EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Kimco Realty OP, LLC
Kimco Realty Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Issuer	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Kimco Realty OP, LLC	Debt	6.400% Senior Notes due 2034	457(o) and 457(r)	$500,000,000	99.590%	$497,950,000	.0001476	$73,497.42
	Kimco Realty Corporation	Debt	Guarantees of 6.400% Senior Notes due 2034(2)	457(n)	—	—	—	—	—
						Total Offering Amounts			$73,497.42
						Total Fees Previously Paid			—
						Total Fee Offsets			—
						Net Fee Due			$73,497.42

(1)
The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statements on Form S-3 (Nos. 333-269102 and 333-269102-01), in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.